Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Effect of Lower Price Assumptions on Reserve Report Estimates
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, February 24, 2009 — Whiting USA Trust I (NYSE Symbol — WHX) announced certain information relating to the December 31, 2008 reserve report of the underlying properties in which the Trust has an interest. The Trust holds a net profits interest, which terminates when 9.11 million barrels of oil equivalent have been produced from the underlying properties and sold (which amount is the equivalent of 8.20 million barrels of oil equivalent in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the net profits interest). Based on the reserve report from the Trust’s independent petroleum engineer for the underlying properties as of December 31, 2008, these reserve quantities are projected to be produced by December 31, 2021, which compares to the December 31, 2017 projected date in the December 31, 2007 reserve report. This change is due to the much lower oil and natural gas price assumptions being used in the independent engineers’ report as of December 31, 2008 as compared to the report prepared as of December 31, 2007. The application of the lower prices in the reserve estimate shortens the economic producing lives and reduces the reserve estimates of wells producing at lower rates. The projected time to produce the remaining reserves attributable to the Trust is therefore extended.
This press release contains forward-looking statements, including the projected date on which the Trust’s interest will terminate and all other statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct, or that any particular amount of reserves will be produced. Important factors that could cause actual results to differ materially from those contemplated by the forward looking statements include: actual future oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599 919 Congress Avenue, Austin, TX 78701 www.businesswire.com/cnn/whx.htm